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                                                               Exhibit D
                                                               EXECUTION COPY
                                                               --------------

                            SHARE EXCHANGE AGREEMENT
                            ------------------------

                  THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of the 26th day of February, 1999, by and among TRAVELCENTERS OF AMERICA, INC., a Delaware corporation, as purchaser ("Buyer"), and E. Philip Saunders, as seller ("Seller").

                                    RECITALS:
                                    ---------

         A. Seller owns, in the aggregate, 1,844,275 shares of common stock of Travel Ports of America, Inc., a New York corporation (the "Company").

         B. In connection with the transaction contemplated by this Agreement, Buyer has agreed to acquire all of the issued and outstanding shares of common stock of the Company pursuant to a merger agreement dated the date hereof, as the same may be amended (the "Merger Agreement"), among Buyer, TP Acquisition, Inc. ("MergerCo") and the Company providing for the merger of MergerCo with and into the Company (the "Merger").

         C. Concurrently herewith, Seller, John M. Holahan ("Holahan"), Buyer and MergerCo are entering into a Voting Agreement (the "Voting Agreement") pursuant to which Seller and Holahan are obligated to vote any and all shares of the Company owned by each for the approval and adoption of the Merger Agreement.

         D. Prior to the execution thereof, the Board of Directors of the Company has approved and authorized the Company's execution, delivery and performance of the Merger Agreement, as well as the transactions contemplated by this Agreement, and the Voting Agreement.

         E. Prior to the effective time of the Merger, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 653,025 shares of Company common stock (the "Shares"), upon and subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and Seller hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 DEFINITIONS. Certain terms used in this Agreement shall have the meanings set forth herein or elsewhere as indicated in Article 8.



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                                    ARTICLE 2

                                PURCHASE AND SALE

         2.1 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m., E.S.T., on the date of the closing of the Merger, as contemplated in the Merger Agreement (the "Closing Date") at the offices of Calfee, Halter & Griswold LLP, 800 Superior Avenue, 1400 McDonald Investment Center, Cleveland, Ohio.

         2.2 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer free and clear of all Liens, and Buyer shall purchase from Seller, all of Seller's right, title and interest in the Shares.

         2.3 CONSIDERATION. On the Closing Date, Buyer shall purchase the Shares from Seller in exchange for 85,000 shares of fully paid and non-assessable shares of common stock, par value $.01 per share, of Buyer (the "Buyer Common Stock") which shall be issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the following statements contained in this Article 3 are true and correct at and as of the date of this Agreement with respect to Seller. Each representation and warranty contained in this Article 3 shall be deemed to be independently material and relied upon by Buyer.

         3.1 AUTHORITY AND CAPACITY. Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, including, without limitation, the authority and capacity to sell and transfer the Shares to Buyer as provided by this Agreement.

         3.2 OWNERSHIP OF SECURITIES. Seller owns all of the Shares free and clear of all Liens. The Shares are not subject to any marital property or other agreement, judgment, order, voting trust or proxy which either limits or restricts Seller's absolute authority to transfer the Shares as herein provided or requires the holder thereof to vote the Shares in any particular manner, except for the Voting Agreement.

         3.3 EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.4 NONCONTRAVENTION. Seller's execution, delivery and performance of this Agreement and any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, (i) does not require Seller to submit any notice, report or other

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filing with any Governmental Authority, (ii) violate or breach any Law applicable to Seller, any Order to which Seller is subject or any Contract to which Seller is a party, or (iii) require the consent, approval or authorization of any Governmental Authority or any other Person.

         3.5 BROKERAGE. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

         3.6      INVESTMENT INTENT.

                  (a) Seller is an "accredited investor" as that term is defined in Section 501 under the Securities Act. Seller has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of the transactions contemplated by this Agreement. However, nothing in this Section 3.6 shall have any bearing on or mitigate, dilute or compromise in any manner any of the representations, warranties, indemnities, agreements or covenants contained elsewhere in this Agreement or any of the agreements contemplated hereby.

                  (b) Seller has been given access to information requested by Seller regarding Buyer, including the opportunity to ask questions of and receive answers from the officers of Buyer concerning the present and proposed activities of Buyer and to obtain the information which Seller deems necessary or advisable in order to evaluate the merits and risks of the transactions contemplated by this Agreement, and Seller has made his own independent investigation of Buyer and the merits and risks of the transactions contemplated by this Agreement.

                  (c) Seller is acquiring the Buyer Common Stock for his own account, for investment purposes, and not with a present view to resell or distribute all or any portion of the Buyer Common Stock.

                  (d) Seller understands that the Buyer Common Stock has not been registered under the Securities Act as of the Closing or under any state securities laws, is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and such certificates will bear a legend in substantially the following form, as well as any other legend that may be required by applicable law:

                           THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATIONS PROVISIONS OF APPLICABLE



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                           FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE
                           EXEMPTIONS THEREFROM.




                  (e) Seller acknowledges that the Buyer Common Stock will be subject to further additional restrictions as contained in that certain Stockholders' Agreement, dated March 6, 1997, as the same is or may be further amended, among Buyer and its stockholders (the "Stockholders' Agreement"). Seller understands that any certificate(s) evidencing the Buyer Common Stock will bear additional restrictive legends as provided for in the Stockholders' Agreement.

                  (f)      Seller further represents that:

                           (i) Seller or his purchaser representative is a sophisticated investor with knowledge and experience in business and financial matters;

                           (ii)     Seller has been provided with the
                                    information specified in Rule 502(b)(2)(ii) under the Securities Act and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Buyer Common Stock;

                           (iii) Seller has not been offered the Buyer Common Stock by any form of general advertising or general solicitation;

                           (iv) Seller is aware that his investment in the Buyer Common Stock is a speculative one and involves a high degree of risk, that the amount realized on the investment may not equal the original amount invested and Seller has concluded that the proposed investment in Buyer is appropriate in light of his overall investment objectives and financial situation; and

                           (v) Seller is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Common Stock.

         3.7 RESTRICTED SECURITIES. Seller understands and acknowledges that the Buyer Common Stock he is receiving are "restricted securities" under federal and state securities laws insofar as the Buyer Common Stock has not been registered under the Securities Act or the securities laws of any other jurisdiction, that they may not be resold or transferred without compliance with the registration or qualification provisions of the Securities Act or applicable federal and state securities laws of any state or other jurisdiction. Seller is familiar with SEC Rule 144 as presently in effect and the resale limitations imposed thereby and under the Securities Act.


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                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement. Each representation and warranty contained in this Article shall be deemed to be independently material and relied upon by Seller.

         4.1 ORGANIZATION; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith. All requisite corporate action to authorize, execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by or on behalf of Buyer in connection herewith has been taken by Buyer.

         4.2 EXECUTION AND DELIVERY; ENFORCEABILITY. This Agreement and each other document, instrument or agreement to be executed and delivered by Buyer in connection herewith has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         4.3 NONCONTRAVENTION. Buyer's execution, delivery and performance of this Agreement and any other document, instrument or agreement to be executed and delivered by Buyer in connection herewith, (i) does not require Buyer to submit any notice, report or other filing with any Governmental Authority (other than as may be required under Regulation 13-D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other state or federal securities laws), (ii) violate or breach any Law applicable to Buyer, any Order to which Buyer is subject or any Contract to which Buyer is a party, or (iii) require the consent, approval or authorization of any Governmental Authority or any other Person.

         4.4 BROKERAGE. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

         4.5 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account, for investment purposes, and not with a present view to resell or distribute any portion thereof.

         4.6 SEC DOCUMENTS. Buyer has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as amended, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements


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included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including footnotes) of Buyer included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be specifically indicated in the notes thereto), and fairly present the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated income, shareholders' equity and cash flows for the periods then ended.

         4.7 NONCONTRAVENTION. As of the date hereof, except as set forth on Schedule A, any exercise by Seller of the Put Right (as described in Section 6.2(a)) shall not cause a breach or default under any agreement to which Buyer or any of its subsidiaries is a party. As of the date hereof, the exercise by Seller of the Put Right would not, to the knowledge of Buyer, violate any Law and, in particular, Buyer has sufficient "surplus" (as that term is defined in the Delaware General Corporation Law) to permit Buyer to purchase the Put Shares (as defined in Section 6.2(a)), if such Put Right were to be exercised on the date hereof.

                                    ARTICLE 5

                              CONDITIONS TO CLOSING

         5.1 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.1:

                  (i) Seller's execution and delivery of a counterpart signature page to the Stockholders' Agreement pursuant to which Seller agrees to be bound by such terms and conditions as contained therein;

                  (ii) no suit, action, investigation or proceeding shall be pending or threatened before any court, agency or other Governmental Authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

                  (iii)    each of Seller's representations and warranties in
                           Article 3 (a) must have been accurate in all respects as of the date of this Agreement, and (b) must be accurate in all respects as of the Closing Date as if made on the Closing Date;

                  (iv) all of the obligations, covenants and conditions that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the



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                           Closing and each of these obligations, covenants and
                           conditions must have been duly performed and complied with by Seller in all respects;

                  (v) Buyer shall have received from Seller (a) a stock certificate evidencing or representing the Shares issued in the name of Buyer, and (b) evidence of the cancellation of the stock certificate(s) previously issued in the name of Seller evidencing the Shares;

                  (vi) Seller's execution and delivery, at the Closing, of a certificate in form and substance reasonably acceptable to Buyer certifying as to (a) the continued accuracy as of the Closing Date of the representations and warranties contained in Article 3 hereof, (b) Seller's performance and compliance with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Seller prior to or on the Closing Date, (c) Seller's record and beneficial ownership of the Shares and good and marketable title thereto and Seller's absolute right to transfer the same, and upon transfer, certifying that the Shares are not subject to any Liens, and (d) Seller's full power and capacity to perform the terms of this Agreement;

                  (vii) each of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement shall have been satisfied or waived by the party entitled to waive the same; and

                  (viii) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer and its counsel.

         5.2 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

                    (i) no suit, action, investigation or proceeding shall be pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

                    (ii) each of Buyer's representations and warranties in
                         Article 4 (a) must have been accurate in all respects as of the date of this Agreement, and (b) must be accurate in all respects as of the Closing Date as if made on the Closing Date;

                   (iii) all of the obligations, covenants and conditions that
                         Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the



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                         Closing and each of these obligations, covenants and
                         conditions must have been duly performed and complied with by Buyer in all respects;

                    (iv) Seller shall have received a stock certificate issued in the name of Seller evidencing or representing the Buyer Common Stock;

                    (v) Buyer's execution and delivery, at the Closing, of a certificate in form and substance reasonably acceptable to Seller certifying as to (a) the continued accuracy as of the Closing Date of the representations and warranties contained in Article 4 hereof, (b) Buyer' performance and compliance with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Buyer prior to or on the Closing Date, (c) the accuracy and efficacy of the Board of Director resolutions of Buyer respecting the issuance of the Buyer Common Stock, and
                         (d) Buyer's full power and authorization to execute and deliver this Agreement;

                    (vi) each of the conditions set forth in Sections 7.1, 7.2 and 7.3 shall have been satisfied or waived by the party entitled to waive the same; and

                   (vii) Seller shall have received each other document
                         required to be delivered to Seller pursuant to this Agreement.

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller and his counsel.

        5.3 CONDITION SUBSEQUENT TO CLOSING . Immediately following the Closing, Buyer and the Company shall file all necessary documents and take such other actions under and in accordance with the Merger Agreement to cause the Merger to be consummated as provided for therein. In the event the Merger is not consummated for any reason within two days following the Closing hereunder, all of the transactions contemplated herein shall be deemed not to have occurred and the parties shall thereupon promptly return to the other all deliveries made pursuant hereto.

                                    ARTICLE 6

                       ADDITIONAL COVENANTS AND AGREEMENTS

         6.1      Board Appointment.
                  ------------------

                  (a) Promptly following the closing of the Merger, and subject to the approval of Buyer's stockholders, Buyer shall use all reasonable efforts to cause Seller to be appointed to the Board of Directors (the "Board") of Buyer at the next regularly scheduled shareholder meeting to serve until the death, resignation or removal of Seller (including as provided in Section 6.1(b) below).

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                  (b) Seller's right to maintain a position on the Board shall terminate on the earliest to occur of (i) three years from the Closing, (ii) Seller's failure to own at least 50,000 shares of Buyer common stock; PROVIDED, HOWEVER, that the 50,000 share requirement shall be equitably adjusted up or down, as applicable, in the event of any stock dividend or change in the common stock of Buyer by reason of any stock split, reverse stock split, recapitalization, reclassification, combination, exchange of shares or similar organic change (collectively, an "Organic Change"), (iii) a registration statement filed for an initial public offering of the common stock of Buyer is declared effective under the Securities Act (an "IPO"), or (iv) a Change in Control (each, a "Resignation Event"). Upon the occurrence of a Resignation Event, Seller shall immediately tender his written resignation as a member of the Board, which resignation may be accepted or rejected by Buyer, for a thirty
(30) day period after Buyer's receipt. In the event Buyer rejects Seller's resignation, Seller shall remain a member of the Board and subsequently tender his written resignation on each anniversary thereafter, which Buyer may elect to accept or reject for a thirty (30) day period after Buyer's receipt.

                  (c) Seller acknowledges and agrees that his right to obtain and maintain a position on the Board is a personal right and is in no way assignable or transferable in any manner.

         6.2      PUT RIGHT.

                  (a) Subject to the terms of this Section 6.2, Seller shall have the right to sell to Buyer and Buyer shall be obligated to purchase from Seller, all but not less than all, of the shares of Buyer Common Stock received by Seller pursuant to this Agreement (including any additional shares of Buyer Common Stock received by Seller with respect to such shares of Buyer Common Stock as a result of any Organic Change) that Seller then owns at the time he elects to exercise the Put Right (the "Put Shares") which are then eligible to be "put" under Section 6.2(b) at the put exercise price of $33.04 (the "Exercise Price") per share (the "Put Right"); PROVIDED, HOWEVER, that the Exercise Price shall be equitably adjusted up or down, as applicable, in the event of any Organic Change.

                  (b) Subject to the following sentence of this paragraph, the Put Right becomes exercisable in equal one-third (1/3) increments annually beginning on the first anniversary of the Closing Date (so that two-thirds (2/3) of the Put Shares can be "put" commencing after the second anniversary of the Closing Date and one hundred percent (100%) commencing after the third anniversary of the Closing Date) and terminates upon the fourth anniversary of the Closing Date. Notwithstanding the foregoing, the Put Right shall become exercisable in full upon consummation of a transaction pursuant to which there is a Change in Control of Buyer in which Seller was not offered the opportunity to sell all of the Put Shares in such transaction. The Put Right is exercisable by giving an irrevocable written notice (the "Put Notice") of exercise to Buyer, subject to the applicable vesting period, prior to the termination of the Put Right. The total consideration to be paid Seller upon exercise of the Put Right shall be calculated by multiplying (x) the Exercise Price by (y) the number of shares representing the Put Shares subject to the Put Notice (the "Total Put Price"). If the Put Notice is given during the applicable exercise period as provided above and Buyer is precluded by Law or

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Contract from purchasing some or all of the Buyer Common Stock referenced in
Seller's Put Notice then (i) Buyer shall purchase those shares of Buyer Common Stock that Buyer is not so precluded from purchasing, pursuant to a closing under Section 6.2(e) below, and shall purchase the remainder of the Buyer Common Stock referenced in the Put Notice (the "Unpaid Put Shares") as soon as practicable after such time as Buyer is no longer precluded by Law or Contract from completing such purchase (at which point a closing shall occur for the consummation of the purchase according to the terms of Section 6.2(e)) and PROVIDED, FURTHER, that Buyer shall remain obligated to buy and Seller obligated to sell the remainder of the Buyer Common Stock referenced in the Put Notice as, and to the extent, availability arises thereafter; and (ii) until such time as the Unpaid Put Shares are so purchased, Buyer shall pay a monthly penalty fee on the portion of the Total Put Price related to any such Unpaid Put Shares at a rate of eight-and-one-half percent (8.5%) per annum until so paid, which penalty fee shall be payable monthly. Any payment made with respect to the Unpaid Put Shares shall be applied first against any such accrued but unpaid penalty fee.

                  (c) Under no circumstances shall Buyer be obligated to purchase the Buyer Common Stock pursuant to the Put Right if such purchase would violate any Law, including, but not limited to, provisions of the General Corporation Law of Delaware (or any successor statutory provision) or would constitute or require the breach of any provisions of the Contracts listed on Schedule A (or any additional Contracts entered into by Buyer that either: (a) contain restrictions or limitations on Seller's ability to exercise the Put Right that are not more restrictive than those set forth on Schedule A or (b) have been the subject of a Seller Waiver under Section 6.7). Notwithstanding the foregoing, if Buyer is precluded by Contract (other than pursuant to the Indenture, dated as of March 27, 1997, listed on Schedule A or pursuant to a Contract that has been the subject of a Seller Waiver under Section 6.7) from purchasing some or all of the Buyer Common Stock referenced in Seller's Put Notice, Buyer shall use commercially reasonable efforts to seek a waiver of such restrictions from the appropriate third parties to permit the Put Right to be exercised in full. If Seller exercises the Put Right and Buyer is precluded by Law, as described above, then Seller and Buyer shall use their respective reasonable efforts to accomplish such purchase and sale as contemplated by this
Section 6.2, in a manner not in violation of any Law, including, where appropriate, the parties' attempt to modify the terms of the Put Right in such a manner as to comply with the requirements of applicable Law.

                  (d) During the period commencing ninety (90) days from the date of Buyer's receipt of the Put Notice (the "Review Period"), Seller's exercise of the Put Right shall constitute and remain a valid and binding offer to sell all shares of Buyer Common Stock then owned by Seller on the terms hereof and shall not be subject to revocation, unless Buyer shall have consented thereto in writing. Buyer shall have the term of the Review Period (and during such time will be complying with the requirements of Section 6.2(c) above) to notify Seller whether it is precluded by Law or Contract from acquiring such shares or to notify Seller of its binding acceptance of such offer to purchase the Buyer Common Stock.

                  (e) If Buyer is not precluded by Law or Contract from purchasing the Buyer Common Stock, then, within thirty (30) days after the Review Period, a closing shall occur for

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the consummation of such purchase, at a location determined by Buyer, where
Seller and Buyer shall be required to make the following deliveries:

                           (i)      BY SELLER:

                                    (1)     stock certificate(s) evidencing the
                                            Buyer Common Stock to be sold and
                                            purchased duly endorsed in blank
                                            with signatures guaranteed and
                                            otherwise in proper form for
                                            transfer.

                                    (2)     a certificate of Seller representing
                                            and warranting that (A) Seller is
                                            the record and beneficial owner of
                                            the shares being sold subject to the
                                            Put Right, (B) Seller has good and
                                            marketable title to the shares
                                            subject to the Put Right and the
                                            absolute right to transfer the same,
                                            and upon transfer, such shares will
                                            be free and clear of Liens, (C)
                                            Seller has full power and capacity
                                            to perform the terms of this
                                            Agreement relating to the exercise
                                            of the Put Right and (D) Seller has
                                            had an opportunity to obtain
                                            information respecting Buyer and has
                                            the information necessary to enable
                                            him to make a knowledgeable decision
                                            with respect to the exercise of the
                                            Put Right.

                                    (3)     if the Put Right is being exercised
                                            by a permitted transferee pursuant
                                            to Section 6.2(g), in addition to
                                            the deliveries provided for in
                                            Section 6.2(e)(1) and 6.2(e)(2),
                                            such transferee shall deliver a
                                            certificate in form and substance
                                            reasonably acceptable to Buyer
                                            representing and warranting that (A)
                                            such transferee or his or her
                                            purchaser representative is a
                                            sophisticated investor with
                                            knowledge and experience in business
                                            and financial matters and (B) such
                                            transferee or his or her purchaser
                                            representative has received and
                                            reviewed all filings made by Buyer
                                            with the SEC pursuant to the
                                            requirements of the Exchange Act.

                           (ii)     BY BUYER:

                                    (1)     the purchase price for the shares
                                            being purchased subject to the Put
                                            Right in an amount determined by
                                            Section 6.2(b) above by certified
                                            check or wire transfer of
                                            immediately available funds to
                                            Seller's designated account.

                  (f) Prior to any closing pursuant to Section 6.2(e), Buyer shall have the right to postpone such closing for a reasonable period not to exceed sixty (60) days if (i) Buyer is in possession of material non-public information, (ii) Buyer determines that such postponement is necessary in order to avoid a requirement to disclose such material non-public information and (iii) Buyer determines in good faith that disclosure of such material non-public information would not be in the best interests of Buyer or its stockholders.

                  (g) Seller acknowledges and agrees that the Put Right is in no way assignable or transferable, except that Seller shall have the right, subject to the next sentence and applicable law (including federal and state securities laws), to transfer the Put Right, directly or indirectly, (i) to his parent, spouse, ex-spouse or child (or any trust for the benefit of any such parent, spouse, ex-spouse or child), (ii) pursuant to Seller's will (following his death) or (iii) pursuant to the laws of descent and distribution; PROVIDED, HOWEVER, in any such case, that Seller shall not transfer or assign the Put Right to more than five (5) persons and, PROVIDED, FURTHER, that any transfer or devise of the Put Right shall only be transferred and devised with respect to and in connection with the underlying shares that are the subject of the Put Right. As a condition to any transfer or assignment by Seller pursuant to this paragraph, each transferee or assignee, prior to such transfer or assignment, shall agree in writing in a form reasonably acceptable to Buyer to be bound by all the provisions of this Agreement and the Stockholders' Agreement applicable to Seller and no such transferee or assignee shall be permitted to make any further transfer or assignment of the Put Right. Notwithstanding the foregoing, Buyer shall be permitted (but not obligated), without the consent of Seller, to assign its rights, duties and obligations respecting the Put Right to any Person, provided Buyer shall remain obligated for payment of the purchase price related to Seller's exercise of the Put Right.

       6.3 MAYBROOK TRAVEL PLAZA SUBLEASE. At the Closing, Seller shall cause his affiliate, Maybrook Travel Plaza, Inc. ("MTP") to execute an amendment to that certain Sublease dated March 30, 1984 between MTP and the Company which amendment shall provide for, among other things, (i) two additional 10 year renewal options and (ii) an increase in the price of the Company's option to purchase the subject property, all as provided for in Section 6.17 of the Merger Agreement.

       6.4 CONSULTING AGREEMENT. Prior to or at the Closing, Seller shall terminate all of his rights, duties and obligations under that certain Consulting Agreement currently in effect between Seller and the Company.

       6.5 AMENDMENT OF CERTIFICATE OF INCORPORATION. Buyer agrees to amend Buyer's Restated Certificate of Incorporation prior to Closing to clarify that no further stockholder consent is required in order for the Company to perform its obligations with respect to the exercise of the Put Right.

       6.6   LIMITATION ON FUTURE RESTRICTIONS. Subject to this Section 6.6 and
Section 6.7, Buyer agrees, during the period that the Put Right is outstanding, not to enter into any Contract that contains any restriction or limitation on Seller's ability to exercise the Put Right that is more restrictive than those set forth on Schedule A, without complying with Section 6.7; PROVIDED, HOWEVER, that this Section 6.6 shall not prohibit Buyer from granting any Allowable Put Rights (as hereinafter defined). "Allowable Put Rights" for purposes of this Agreement shall mean any "put" rights or repurchase or redemption obligations granted in the future that

(a) are subordinated by Contract in right of payment to the Put Right(s) granted under this Agreement, or (b) do not become exercisable until after the Put Right(s) granted under this Agreement have expired or been exercised in full, or
(c) are granted to Directors, officers or employees in connection with future acquisitions of equity securities of the Company in a manner consistent with past practices.

         6.7      CALL RIGHT.

                  (a) Subject to the terms of this Section 6.7, if Buyer, at any time during the period that all or part of the Put Right remains outstanding (whether or not exercisable), in the exercise of its reasonable business judgment, determines to enter into a new transaction that it expects will contain any restriction or limitation on Seller's ability to exercise the Put Right that is more restrictive than those set forth on Schedule A (a "Restrictive Transaction"), then Buyer shall first provide Seller with notice of the principal terms of such Restrictive Transaction and give Seller ten (10) days thereafter to determine whether to waive the provisions of Section 6.6 hereof (which written waiver also shall be delivered within such ten (10) day period) (a "Seller Waiver"). In the event that a Seller Waiver is not executed and delivered during such ten (10) day period, then Buyer shall have the right to purchase (the "Call Right") and Seller (or, for all purposes hereof, any transferee or assignee pursuant to Section 6.2(g)) shall be obligated to sell all, but not less than all, of the Put Shares owned by such person at the call exercise price of $36.34 (the "Call Exercise Price") per share; PROVIDED, HOWEVER, that the Call Exercise Price shall be equitably adjusted up or down, as applicable, in the event of any Organic Change.

                  (b) The Call Right is exercisable at any time during the period that all or part of the Put Right remains outstanding, by Buyer giving an irrevocable written notice (the "Call Notice") of exercise to Seller prior to consummating the Restrictive Transaction. The total consideration to be paid Seller upon exercise of the Call Right shall be calculated by multiplying (x) the Call Exercise Price by (y) the number of shares representing the Put Shares subject to the Call Notice (the "Total Call Price"). If at such time as the Call Notice is given, Buyer is precluded by Law or Contract from purchasing some or all of the Put Shares referenced in the Call Notice, then (i) Buyer shall purchase those Put Shares that Buyer is not so precluded from purchasing, pursuant to a closing under Section 6.7(c), and shall purchase the remainder of the Put Shares referenced in the Call Notice (the "Unpaid Call Shares") as soon as practicable after such time as Buyer is no longer precluded by Law or Contract from completing such purchase (at which point a closing shall occur for the consummation of the purchase according to the terms of Section 6.7(c)) and PROVIDED, FURTHER, that Seller shall remain obligated to sell and Buyer shall remain obligated to buy the remaining Put Shares referenced in the Call Notice as, and to the extent, availability arises thereafter; and (ii) until such time as the Unpaid Call Shares are so purchased, Buyer shall pay a monthly penalty fee on the portion of the Total Call Price related to any such Unpaid Call Shares at a rate of eight-and-one-half percent (8.5%) per annum, which penalty fee shall be payable monthly. Any payment made with respect to the Unpaid Call Shares shall be applied first against any such accrued but unpaid penalty fees. Notwithstanding the foregoing, if Buyer is precluded by Contract (other than pursuant to the Indenture, dated as of March 27, 1997, listed on Schedule

A or pursuant to a Contract that has been the subject of a Seller Waiver under this Section 6.7) from purchasing some or all of the Put Shares referenced in Buyer's Call Notice, Buyer shall use commercially reasonable efforts to seek a waiver of such restrictions from the appropriate third parties to permit the Call Right to be exercised in full.

                  (c) Within thirty (30) days after delivery of the Call Notice, a closing shall occur for the consummation of such purchase, at a location determined by Buyer, where Seller and Buyer shall be required to make the following deliveries:

                           (i)      BY SELLER:

                                    (1)     stock certificate(s) evidencing the
                                            Buyer Common Stock to be sold and
                                            purchased duly endorsed in blank
                                            with signatures guaranteed and
                                            otherwise in proper form for
                                            transfer.

                                    (2)     a certificate of Seller representing
                                            and warranting that (A) Seller is
                                            the record and beneficial owner of
                                            the shares being purchased subject
                                            to the Call Right, (B) Seller has
                                            good and marketable title to the
                                            shares subject to the Call Right and
                                            the absolute right to transfer the
                                            same, and upon transfer, such shares
                                            will be free and clear of Liens; and
                                            (C) Seller has full power and
                                            capacity to perform the terms of
                                            this Agreement relating to the sale
                                            of the Shares.

                           (ii)     BY BUYER:

                                    (1)     the purchase price for the shares
                                            being purchased subject to the Call
                                            Right in an amount determined by
                                            Section 6.2(b) above by certified
                                            check or wire transfer of
                                            immediately available funds to
                                            Seller's designated account.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION OF BUYER. Seller shall indemnify Buyer against and hold Buyer harmless from any liability, loss, claim, deficiency, damage, cost and expense, including attorneys' fees and other costs and expenses incident to proceedings or investigations or the defense or settlement of any of the foregoing (collectively, "Losses"), resulting from or arising out of any inaccuracy in or breach of any of the representations and warranties made by Seller in Article 3.

         7.2 INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller against and hold Seller harmless from any Losses resulting from or arising out of any inaccuracy in or breach of any of the representations and warranties made by Buyer in Article 4.

         7.3 THIRD-PARTY CLAIMS. If any legal proceeding is instituted or any claim asserted by any third party (a "Claim") in respect of which Seller, on the one hand, or Buyer, on the other hand, may be entitled to indemnification hereunder, the party asserting such right to indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") prompt written notice thereof. A delay in giving such notice shall not relieve the Indemnitor of liability for the Claim except only to the extent the Indemnitor suffers prejudice because of such delay. The Indemnitor shall have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof.

                                    ARTICLE 8

                               CERTAIN DEFINITIONS

         When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 8, or elsewhere in this Agreement as indicated in this Article 8:

         "AFFILIATE" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "CHANGE IN CONTROL" shall be deemed to have occurred if:

         (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on March 21, 1997), other than (i) the Institutional Investors (including the First Boston Entities (as defined below)) or (ii) the Management Purchasers and their Permitted Transferees (as defined in and set forth in Section 2(b) of the Stockholders' Agreement), shall directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, have the ability to elect a majority of the board of directors of Seller;

         (b) (i) the Institutional Investors (including the First Boston Entities) or (ii) the First Boston Entities, respectively, shall cease to own in the aggregate, directly or indirectly, beneficially and of record, shares representing at least 65% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Buyer held by such Persons on March 21, 1997, PROVIDED that such 65% shall be reduced by the dilution suffered by such Persons as a result of any issuance by Seller after March 27, 1997 of any capital stock representing ordinary voting power (A) for fair value for cash to non-Affiliates of the applicable parties under clause (i) or (ii) above, as the case may be, or (B) to its employees to the extent that the shares issued to such employees do not exceed 15% of the then-outstanding capital stock having ordinary voting power;

         (c) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on March 21, 1997), other than the Institutional Investors (including the First Boston Entities), shall own directly or indirectly, beneficially or of record, shares representing more than the lesser at any time of (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Seller and (ii) the percentage of the aggregate ordinary voting power represented by the shares owned directly or indirectly, beneficially or of record, by the Institutional Investors (including the First Boston Entities) at such time;

         (d) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the Institutional Investors (including the First Boston Entities) or the Management Purchasers and their Permitted Transferees nor (ii) elected by directors so nominated;

For purposes of this definition, the term "First Boston Entities" shall mean Credit Suisse First Boston Corporation, The Clipper Group, L.P., Merchant Truckstops, L.P., Clipper Capital Associates, L.P. and Clipper/Merchant I, L.P. and their Affiliates and any of the designees on the Closing Date. For purposes of clause (b) of this definition, the convertible preferred stock and the senior convertible participating preferred stock of Seller shall be deemed to constitute capital stock with ordinary voting power. For purposes only of clauses (a), (c) and (d) of this definition, the term "Institutional Investor" shall be deemed to include any other holder or holders of shares of the Borrower having ordinary voting power if any Institutional Investor or First Boston Entity (other than an Institutional Investor deemed to be an Institutional Investor solely by virtue of this provision) shall hold the irrevocable general proxy of each such holder in respect of the shares held by such holder.

                  "Institutional Investors" shall mean The Clipper Group, L.P., First Plaza, Credit Suisse First Boston Corporation, Barclays USA, Inc., Olympus Private Placement Fund, L.P., Clipper/Merchant I, L.P., Clipper Capital Associates, L.P., National Partners, L.P., National Partners III, L.P., UBS Capital Corporation, The Travelers Indemnity Company, The Phoenix Insurance Co. and their respective Affiliates.

"CLAIM" is defined in Section 7.3.

"CLOSING" is defined in Article 2.

"CLOSING DATE" is defined in Article 2.

"CODE" means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"COMPANY" means Travel Ports of America, Inc., a New York corporation.

"CONTRACT" means any agreement, contract, obligation, lease, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign, or other government and any quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

"INDEMNITEE" and "INDEMNITOR" are defined in Section 7.3.

"LAW" means any common law and any federal, state, regional, municipal, local or foreign law, statute, ordinance, rule, regulation or order or treaty.

"LIEN" means any lien, charge, easement, encumbrance, security interest, adverse claim, equitable interest, right of first refusal or any other title defect or restriction of any kind.

"LOSSES" is defined in Section 7.1.

"PERSON" means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

"SECURITIES ACT" means The Securities Act of 1933, as amended.

"SEC" means the Securities and Exchange Commission.


                                    ARTICLE 9

                     CONSTRUCTION; MISCELLANEOUS PROVISIONS

         9.1 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      If to Buyer or MergerCo, to:

                                    TravelCenters of America, Inc.
                                    24601 Center Ridge Road
                                    Suite 200
                                    Westlake, OH 44145-5634
                                    Attention:  Edwin P. Kuhn

                                    with a copy to:

                                    Calfee, Halter & Griswold LLP
                                    1400 McDonald Investment Center
                                    800 Superior Avenue
                                    Cleveland, Ohio  44114
                                    Attention:  Philip M. Dawson, Esq.

                           (ii)     If to the Company, to:

                                    Travel Ports of America, Inc.
                                    3495 Winton Place
                                    Building C
                                    Rochester, NY  14623
                                    Attention:  E. Philip Saunders

                                    with a copy to:

                                    Harris, Beach & Wilcox, LLP
                                    130 East Main Street
                                    Rochester, NY  14604
                                    Attention:  Thomas E. Willett, Esq.

or in any case, to such other address for a party as to which notice shall have been given to Buyer and Seller in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent. Otherwise, notices shall be deemed to have been given when actually received. A courtesy copy of any action, suit or proceeding commenced pursuant to Article 7 shall be delivered to counsel for Buyer and Sellers within three
(3) days after filing.

         9.2 ENTIRE AGREEMENT. This Agreement and exhibits hereto and the other agreements entered into in connection herewith constitute the exclusive statement of the agreement among Buyer and Seller concerning the subject matter hereof, and supersedes all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

         9.3 JURISIDICTION AND VENUE.

         (a) Any action, suit or proceeding at law, in equity or otherwise initiated by Seller that in any way arises out of or relates to this Agreement, including all counterclaims relating thereto, shall be brought in a state or federal court of competent jurisdiction located in Monroe County, New York, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto, except for any applicable objections concerning insufficiency of process or insufficiency of service of process, which are hereby preserved.

         (b) Any action, suit or proceeding at law, in equity or otherwise initiated by Buyer that in any way arises out of or relates to this Agreement, including all counterclaims relating thereto, shall be brought in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto, except for any applicable objections concerning insufficiency of process or insufficiency of service of process, which are hereby preserved.

         9.4 MODIFICATION AND WAIVER. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument which specifically references this Agreement and which is signed by the party waiving compliance. Except as may otherwise be expressly provided herein, the failure of any Person to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of any provision of this Agreement or of the right of any such Person to enforce each and every provision of this Agreement, and no single or partial exercise of any right hereunder shall preclude any other or further exercise of that or any other right.

         9.5 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Buyer, Seller, and the respective successors and permitted assigns of Buyer and of Seller.

         9.6 HEADINGS. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

         9.7 COUNTERPARTS. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         9.8 THIRD PARTIES. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or shall be construed to confer on any Person, other than the parties hereto, any rights or benefits hereunder.

         9.9 TIME PERIODS. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; PROVIDED, HOWEVER, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next business day.

         9.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

         9.11 FURTHER ASSURANCES. Buyer and Seller agree that, from time to time after the Closing each will execute, acknowledge and deliver such other instruments as reasonably may be required (i) to more effectively transfer and vest in Buyer the Shares, or
(ii) to more effectively transfer and vest in Seller the Buyer Common Stock, or
(iii) to otherwise carry out the terms and conditions of this Agreement.

                                   ARTICLE 10

                                   TERMINATION

         10.1 TERMINATION OF AGREEMENT. Subject to any obligations of Seller to resign from the Board, this Agreement and all rights hereunder shall terminate upon the earliest to occur of the following date:

                  (a) termination of the Merger Agreement in accordance with its terms;

                  (b) the fourth (4th) anniversary of the Closing Date under this Agreement; or

                  (c) the date on which both (i) E. Philip Saunders has died or he owns less than 50,000 shares of Buyer Common Stock AND (ii) either (x) Seller (or his transferee or devisee pursuant to Section 6.2(g)) has exercised the Put Right, or (y) the fourth (4th) anniversary of the Closing Date under this Agreement; or

                  (d)      an IPO; or

                  (e) the failure of Buyer to satisfy the covenant set forth in Section 6.6 prior to Closing.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated, all further obligations of the parties under this Agreement will terminate and be of no further force and effect, except that the provisions of Article 7 shall survive. Notwithstanding the foregoing, Buyer and Seller acknowledge that if this Agreement is terminated pursuant to Section 10.1(e), Seller shall receive for the Shares in the Merger the same consideration per share for the Shares as shall be paid by Buyer to all shareholders of the Company.

                  IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Share Exchange Agreement, as of the date first written above.

                             TRAVELCENTERS OF AMERICA, INC.


                             /s/ Edwin P. Kuhn
                             --------------------------------------
                             Edwin P. Kuhn, President and
                             Chief Executive Officer
                                                    ("Buyer")

                             /s/ E. Philip Saunders
                             --------------------------------------
                             E. Philip Saunders
                                                   ("Seller")

                                   SCHEDULE A
                                   ----------


     Credit Agreement, dated as of March 21, 1997, as amended and restated as of November 24, 1998, among TravelCenters of America, Inc., the financial institutions party thereto, as lenders, and The Chase Manhattan Bank. (See Section 7.06)

     Senior Secured Note Exchange Agreements, dated as of March 21, 1997, as supplemented as of November 24, 1998, among TravelCenters of America, Inc. and the Tranche A Exchange Note Purchasers named therein. (See
          Section 7.6)

     Indenture, dated as of March 27, 1997, relating to the TravelCenters of America 10.25% Senior Subordinated Notes due April 1, 2007. (See
          Section 4.04)

     The  Restated Certificate of Incorporation of Buyer as amended.